Exhibit 99.1

Newtek Business Services Reports Net Income of $1.4 million

For the year ended December 31, 2010; an increase of $1.9 million over 2009

New York, N.Y. – March 16, 2011 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), The Small Business Authority, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the year ended December 31, 2010.

Full Year 2010 Overview

•	The Company had consolidated pretax income of $877 thousand; an increase of $4.9 million from the prior year’s consolidated pretax net loss of $(4.0) million.

•	Newtek Small Business Finance originated $65 million of SBA loans and had pretax income of $2 million as compared to a pretax loss of $(2.2) million for 2009.

•	Electronic payment processing segment revenue increased 16% and Web hosting segment revenue increased 2% over 2009.

•	Electronic payment processing and Web hosting segments’ pretax income increased 31% and 21%, respectively over 2009.

•	EBITDA for the three core business segments increased by 45% year over year.

•	The Company is revising its 2011 guidance and expects midpoint consolidated revenues of $122.5 million and midpoint consolidated pretax income of $2.8 million.

•	Announcing the launch of The Small Business Authority Index and The Small Business Authority Market Sentiment Survey.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services, Inc. said, “2010 was a year of great accomplishments for the shareholders of Newtek Business Services. Our quest for profitability was reached with a $1.4 million achievement of net income for the year. As the Small Business Authority brand grows we are becoming better understood by the largely underserved small business market as the destination for service, product and knowledge. Our mission statement is clear and is being delivered in services to clients and in financial results to shareholders. In addition to delivering solid financial metrics in 2010 we were able to:

•	Close a new line of credit with Sterling National Bancorp for financing of client account receivables.

•

Acquire and reposition our financing lines of credit with Capital One Bank for SBA 7(a) lending. We have closed a $12 million wet funding line of credit and are in the process of attempting to consummate an additional $15 million of financing to that facility for uninsured loan participations.

•	We launched our new website www.thesba.com.

•	We acquired the studio naming rights for The Small Business Authority on several WABC radio show programs as well as The Imus in the Morning Show as heard on 77 WABC radio and on Fox Business News.

“We have experienced a substantial turnaround in our lending business financially and that has helped us achieve profitability compared to prior years. We did an excellent job in a challenging year growing our Electronic payment processing business and maintaining our market share in what we have historically called our Web hosting segment. Our focus on technology and eCommerce will keep us more than competitive in the EPP space. Our search for growth in Newtek Technology Solutions will have us launch our Cloud Computing products and services in late March and early April. These services will further solidify our role in the market as the player to come to for managed services regarding technology solutions. We look forward to future rewards for our clients, shareholders and employees in 2011.”

Full Year 2010 Financial Results

For the year ended December 31, 2010, the Company had consolidated pretax income of $877 thousand, compared to a consolidated pretax loss of $(4.0) million in 2009, an improvement of $4.9 million. The Company reported consolidated net income of $1.4 million or $0.04 per share for the year, compared to a consolidated net loss of $(429) thousand, or $(0.01) per share for 2009. Net income for 2010 was favorably impacted by a benefit for income taxes resulting from the release of a valuation allowance on NOLs at Newtek Small Business Finance.

For the year ended December 31, 2010, total consolidated revenue increased $7.0 million, or 6.6%, to $112.7 million compared to $105.7 million one year ago. Total revenue from the three core business services segments (Electronic payment processing, Web hosting and Small business finance) increased to $109.5 million, or 14%, in 2010 compared with $95.9 million for 2009. These three segments represented approximately 97% and 91% of total revenue for 2010 and 2009, respectively.

Revised Outlook for 2011

The Company expects 2011 consolidated revenues to be between $119.6 million and $125.3 million. In 2011, it expects pretax income of between $1.2 million and $4.3 million. Annual guidance by segment for revenue, pretax income (loss) and EBITDA will be provided in the conference call presentation today, Wednesday March 16, 2011 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Full Year 2010 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Seth Cohen, Chief Financial Officer, today, Wednesday, March 16, 2011 at 4:15 p.m. ET. The live conference call can be accessed by dialing (760) 666-3611 (domestic) or (877) 303-6993 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (706) 645-9291 (domestic) or (800) 642-1687 (international) and entering passcode 48447316. Both web-based and telephonic replays will be available through April 4, 2011.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since

1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the NewtekTM brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In Thousands, except for Per Share Data)

	2010	2009	2008
Operating revenues	$112,719	$105,711	$98,885

Net change in fair value of:
SBA loans	3,494	—	—
Credits in lieu of cash and notes payable in credits in lieu of cash	38	900	(8)

Total net change in fair value	3,532	900	(8)

Operating expenses:
Electronic payment processing costs	68,187	58,312	51,109
Salaries and benefits	19,391	18,375	21,890
Interest	4,479	10,350	10,887
Depreciation and amortization	4,709	5,847	7,592
Provision for loan losses	1,909	1,833	2,530
Other general and administrative costs	16,699	15,896	17,938

Total operating expenses	115,374	110,613	111,946

Income (loss) before income taxes	877	(4,002)	(13,069)
Benefit for income taxes	418	2,593	2,050

Net income (loss)	1,295	(1,409)	(11,019)
Net loss attributable to non-controlling interests	144	980	556

Net income (loss) attributable to Newtek Business Services, Inc.	$1,439	$(429)	$(10,463)

Weighted average common shares outstanding
Basic	35,655	35,644	35,738

Diluted	35,801	35,644	35,738

Basic and diluted income (loss) per share	$0.04	$(0.01)	$(0.29)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

(In Thousands, except for Per Share Data)

	2010	2009
ASSETS
Cash and cash equivalents	$10,382	$12,581
Restricted cash	10,747	6,739
Broker receivable	12,058	6,467
SBA loans held for investment (net of reserve for loan losses of $3,559 and $3,985, respectively)	23,742	23,257
SBA loans held for investment, at fair value	2,310	—
Accounts receivable (net of allowance of $193 and $211, respectively)	9,990	5,012
SBA loans held for sale ($1,014 and $0 at fair value, respectively)	1,014	200
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $2,998 and $2,491, respectively)	7,809	7,502
Servicing asset (net of accumulated amortization and allowances of $5,189 and $4,539, respectively)	2,225	2,436
Fixed assets (net of accumulated depreciation and amortization of $14,719 and $12,276, respectively)	3,210	3,631
Intangible assets (net of accumulated amortization of $11,881 and $10,299, respectively)	2,753	4,218
SBA loans transferred, subject to premium recourse ($21,212 at fair value)	31,189	—
Credits in lieu of cash	35,494	51,947
Goodwill	12,092	12,092

Total assets	$165,015	$136,082

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,321	$8,314
Notes payable	28,053	16,298
Deferred revenue	1,768	1,862
Liability on SBA loans transferred, subject to premium recourse, at fair value	30,783	—
Notes payable in credits in lieu of cash	35,494	51,947
Deferred tax liability	3,002	3,634

Total liabilities	109,421	82,055

Commitments and contingencies
Equity:
Newtek Business Services, Inc stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 36,701 and 36,674 issued, respectively; 35,666 and 35,648 outstanding, respectively, not including 83 shares held in escrow)	734	733
Additional paid-in capital	57,650	57,302
Accumulated deficit	(3,436)	(4,974)
Treasury stock, at cost (1,035 and 1,026 shares, respectively)	(663)	(649)

Total Newtek Business Services, Inc. stockholders’ equity	54,285	52,412
Non-controlling interests	1,309	1,615

Total equity	55,594	54,027

Total liabilities and equity	$165,015	$136,082